Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of CalAmp Corp. and subsidiaries of our report dated April 28, 2011, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of CalAmp Corp. and subsidiaries for the year ended February 28, 2011.

SingerLewak LLP

Los Angeles, California
April 28, 2011